Exhibit 5.1

November 27, 2019

Fortress Transportation and Infrastructure Investors LLC
4,600,000 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable
Preferred Shares

Ladies and Gentlemen:

We have acted as counsel for Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Prospectus Supplement, dated November 22, 2019 (the “Prospectus Supplement”), of the Company, filed with the Commission and relating to the issuance and sale by the Company of an aggregate of 4,600,000 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares, par value $0.01 per share, representing limited liability company interests in the Company, with a liquidation preference of $25.00 per share (the “Preferred Shares”), in accordance with the Underwriting Agreement, dated November 22, 2019 (the “Underwriting Agreement”), among the several underwriters listed on Schedule A thereto (the “Underwriters”) and the Company.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Certificate of Formation of the Company, dated as of February 13, 2014; (b) the Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 20, 2015, as amended by the First Amendment thereto dated March 8, 2016; (c) the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 12, 2019; (d) the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 27, 2019; (e) the resolutions adopted by the Board of Directors of the Company (the “Board”) on November 13, 2019, the resolutions adopted by the Compensation Committee of the Board on November 13, 2019 and the Action by Unanimous Written Consent of the Pricing Committee of the Board on November 22, 2019; and (f) the Registration Statement on Form S‑3 (Registration No. 333-216247) filed with the Commission on February 27, 2017 (the “Registration Statement”), with respect to registration under the Securities Act of 1933, as amended (the “Act”), of an unlimited aggregate amount of various securities of the Company, to be issued from time to time by the Company.  As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the due authorization, execution and delivery of the agreements by all parties thereto (other than the Company), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies.

Based on the foregoing and subject to the qualifications set forth herein and subject to compliance with applicable state securities laws, we are of opinion that the Preferred Shares, when issued and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the Limited Liability Company Act of the State of Delaware and the Federal laws of the United States of America.

We are aware that we are referred to under the heading “Legal Matters” in the Prospectus Supplement.  We hereby consent to such use of our name therein and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on November 27, 2019, and to the incorporation by reference of this opinion into the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Fortress Transportation and Infrastructure Investors LLC
1345 Avenue of the Americas, 45th Floor
New York, New York 10105

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